PROMOTIONAL SHARES LOCK-IN AGREEMENT

This Promotional Shares Lock-In Agreement ("Agreement") was entered into May 20, 2003, between Cove Apparel, Inc., a Nevada corporation (the "Company"), located at 1003 Dormador, Suite 21, San Clemente, California 92672, and Shawn Peterson (the "Security Holder"). Together, the Company and Security Holder are referred to as "Signatories" in this Agreement.

The Company has applied to register its Equity Securities with the Securities Administrator of the State of Nevada (the "Administrator"), and if applicable, with the Securities Administrators of other states. The Security Holder is a Promoter of the Company and owns the following Equity Securities issued by the Company that are Promotional Shares as defined in the Statement of Policy Regarding Corporate Securities Definitions (the "Definitions SOP") adopted by the North American Securities Administrators Association, Inc. ("NASAA") on April 27, 1997 and amended September 28, 1999 (describe the type and number of Equity Securities owned):

One million five hundred thousand (1,500,000) shares of common stock (the "Promotional Shares").

Other capitalized terms in this Agreement that are not defined within the Agreement have the meanings specified in the Definitions SOP.

As a condition to Registering the Company's Equity Securities, the Signatories agree as follows:

Promotional Shares are Restricted Securities
--------------------------------------------
1. The Security Holder agrees not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly, the Promotional Shares and all certificates representing stock dividends, stock splits, recapitalizations, and the like, that are granted to, or received by the Security Holder during the term of this Agreement (the "Restricted Securities"), except as allowed by this Agreement.

Exercise or Conversion of Restricted Securities
-----------------------------------------------
2. If the Restricted Securities under this Agreement have exercise or conversion rights, the Security Holder may execute the rights, but the exercised or converted Equity Securities will also be Restricted Securities and subject to Lock-In during the term of this Agreement.

Term
----
3. This Agreement became effective on the date the Agreement was entered into as indicated above and will terminate when the release conditions of paragraph 4 are satisfied.

Release of Restricted Securities
--------------------------------
4. a. Subject to the documentation requirements in paragraph 5 below, the Restricted Securities may be released from Lock-In provisions of this Agreement in the following manner:

              (1)   The Restricted Securities will be released if:

                    (A) The registered offering has been terminated, and no
                        securities were sold ; or

                    (B) The registered offering has been terminated, and all of the gross proceeds that were received have been returned to investors; or

                    (C) The Equity Securities did not qualify to be registered by the Administrator.



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              (2)   If qualified to be registered by the Administrator, the
                    Registered Securities may be released upon any of the following occurrences:

                    (A) three years from the date of the offering;

                    (B) when the stock becomes eligible for quotation on the
                        Over-the-Counter Bulletin Board at an average share price greater than the price of the offering for at least three months;

                    (C) listed on the NASDAQ "Small Cap" or higher market; or

                    (D) when the Company has paid the initial purchase price
                        back to the purchasing shareholders in the form of Company dividends.

         b. If the Company enters into any merger, reorganization, liquidation, dissolution or other transaction or proceeding with a person who is not a Promoter that results in the distribution of the Company's assets or securities ("Distribution") while this Agreement remains in effect, the Security Holder agrees that:

              (1) All holders of the Company's Equity Securities will initially share on a pro rata, per share basis in the Distribution, in proportion to the amount of cash or other consideration that they paid per share for their Equity Securities (provided that the Administrator has accepted the value of the other consideration), until the shareholders who purchased the Company's Equity Securities in the registered offering have received, or have had irrevocably set aside for them, an amount that is equal to one hundred percent (100%) of the offering price per share times the number of shares of Equity Securities that they purchased in the registered offering and which they still hold at the time of the Distribution, adjusted for stock splits, stock dividends recapitalizations and the like;

              (2) After a Distribution, all holders of the Company's Equity Securities will participate on an equal, per share basis times the number of shares of Equity Securities they held at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like; and

              (3) A Distribution may proceed on lesser terms and conditions than the terms and conditions stated in paragraphs 4.b(1) and (2) above if a majority of the Equity Securities that are not held by Promoters, or their Associates or Affiliates, vote, or consent by consent procedure to approve the lesser terms and conditions at a special meeting called for that specific purpose.

         c. If the Company enters into any merger, reorganization, liquidation, dissolution or other transaction or proceeding with a Promoter that results in a Distribution while this Agreement remains in effect, the Security Holder's Restricted Securities will remain subject to the terms of this Agreement.

         d. If the Restricted Securities under this Agreement become "Covered Securities," as defined in Section 18(b)(1) of the Securities Act of 1933, the Restricted Securities will be released.



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Documentation Regarding the Release of Restricted Securities
------------------------------------------------------------
5. The following will be required as evidence of compliance with the conditions for release of Restricted Securities from this Lock-In Agreement under paragraph 4 above:

         a. A written notice to the Administrator with a copy of this Agreement to advise that the release conditions have been satisfied;

         b. Appropriate supporting documents that demonstrate compliance with paragraph 4 above will be maintained for a period of three (3) years after termination of the Agreement and will be sent to the Administrator promptly upon request; and

         c. If the Administrator does not request additional documents or object to the release of Restricted Securities within ten (10) business days after the notice specified above has been filed, this Agreement will terminate and the Restricted Securities will be released.

Exceptions from Restrictions
----------------------------
6. The following types of transfer, hypothecation or disposition of Restricted Securities are allowable under this Agreement:

         a. Restricted Securities may be transferred by will, the laws of descent and distribution, the operation of law, or by order of any court of competent jurisdiction and proper venue.

         b. The Restricted Securities of a deceased Security Holder may be hypothecated to pay the expenses of the deceased Security Holder's estate, provided that the hypothecated Restricted Securities will remain subject to the terms of this Agreement. Restricted Securities may not be pledged to secure any other debt.

         c. Restricted Securities may be transferred by gift to the Security Holder's family members, provided that the Restricted Securities will remain subject to the terms of this Agreement.

Voting Rights
-------------
7. With the exception of paragraph 4.b above, the Security Holder will have the same voting rights as holders of Equity Securities that are not Restricted Securities.

Restrictive Legends on Stock Certificates
-----------------------------------------
8.       a.   A  notice will be placed  on the face of each stock certificate of the Restricted Securities covered by the terms of this Agreement stating that the transfer of the stock evidenced by the certificate is restricted in accordance with the conditions set forth on the reverse side of the certificate; and

         b. A typed legend will be placed on the reverse side of each stock certificate of the Restricted Securities covered by this Agreement which states that: the sale or transfer of the shares evidenced by the certificate is subject to certain restrictions pursuant to an agreement between the Security Holder (whether beneficial or of record) and the Company; the agreement is on file with the Company and the stock transfer agent; and a copy of the agreement is available upon request without charge.



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Modifications of Agreement
--------------------------
9. This Agreement may be modified only with the written approval of the Administrator.


Other Requirements of the Company
---------------------------------
10.      The Company will:

         a. File an executed copy of this Agreement with the Administrator before the effective date of the registered offering;

         b. Provide copies of this Agreement and a statement of the initial public offering price to the Company's stock transfer agent;

         c. Place appropriate stock transfer orders with the Company's stock transfer agent against the sale or transfer of the shares covered by this Agreement, except as otherwise provided in this Agreement;

         d. Place the stock restriction legends described above on the periodic statement sent to the registered owner if the securities subject to this Agreement are uncertificated securities.

The Signatories have entered into this Agreement, which may be written in multiple counterparts and each of which will be considered an original, and have signed the Agreement in the capacities, and on the dates, indicated below.

                                                                       Date

By: /s/ Shawn Peterson                                  5/20/03
   ---------------------------------                 ------------------------
Shawn Peterson, Shareholder


Company                                                                Date
-------

By  /s/ Daniel Trotter                                  May 20, 2003
  ----------------------------------                 ------------------------
Daniel Trotter, President

                                                                       Date
By  /s/ Daniel Trotter                                  May 20, 2003
  ----------------------------------                 ------------------------
Daniel Trotter, Secretary




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